Exhibit 21.1

List of Subsidiaries

Subsidiaries	State or Jurisdiction of Incorporation
Business Objects Software Ltd.	Ireland
Business Objects (France) S.A.S.	France
Business Objects (UK) Ltd	United Kingdom
Business Objects Americas	United States
Business Objects Asia Pacific Pte Ltd	Singapore (India branch office)
Business Objects Australia Pty Ltd	Australia
Business Objects BeLux S.A./N.V.	Belgium (Luxembourg branch office)
Business Objects Corp.	New Brunswick and United States
Business Objects Data Integration, Inc.	United States
Business Objects de Brasil Ltda	Brazil
Business Objects de Mexico S. de R.L. de C.V.	Mexico
Business Objects Deutschland GmbH	Germany
Business Objects Greater China Ltd.	Hong Kong (Beijing representative office)
Business Objects Iberica S.L.	Spain
Business Objects Italia S.p.A.	Italy
Business Objects Japan KK	Japan
Business Objects Korea Ltd.	Korea
Business Objects Nederland B.V.	Netherlands
Business Objects Nordic A.B.	Sweden
Business Objects Option LLC	United States
Business Objects Schweiz A.G.	Switzerland
Crystal Decisions (Hong Kong) Limited	Hong Kong (Shanghai representative office)
Crystal Decisions (UK) Ltd	United Kingdom and United States
Crystal Decisions Holdings Ltd	Ireland
Crystal Decisions (Ireland) Ltd	Ireland